Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI REPORTS SECOND QUARTER 2015 RESULTS

PEORIA, ILLINOIS, July 20, 2015 — RLI Corp. (NYSE: RLI) — RLI Corp. reported second quarter 2015 operating earnings of $34.1 million ($0.77 per share), compared to $28.9 million ($0.66 per share) for the second quarter of 2014. For the six months ended June 30, 2015, operating earnings were $56.0 million ($1.27 per share) compared to $53.7 million ($1.23 per share) for the same period in 2014.

	Second Quarter
Earnings Per Diluted Share	2015	2014
Operating earnings (1)	$0.77	$0.66
Net earnings	$0.84	$0.82

(1)  See discussion below of non-GAAP financial measures.

Highlights for the quarter included:

•                  Combined ratio of 79.8, resulting in underwriting income of $34.8 million.

•                  6% decrease in gross premiums written, which reflects the impact of a previously announced exit from crop reinsurance.

•                  $30.1 million net increase in underwriting income resulting from favorable development in prior years’ loss reserves.

•                  $6.3 million net decrease in underwriting income resulting from 2015 storms.

•                  Book value per share of $20.07, an increase of 2% from year end 2014.

“We’re proud to report excellent second quarter results,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “We achieved a 79.8 combined ratio for the quarter, despite a continually challenging environment. While premium volume was affected by the non-renewal of our crop reinsurance business, the strength of our product portfolio is reflected in our results. Excluding the impact of crop, overall gross premiums written were up 7%. Both the casualty and surety segments produced a strong combination of growth and underwriting profit. Our property segment remained challenged, with premium down 9%, excluding crop, due to catastrophe exposed businesses experiencing significant competitive pressure.”

“Overall market conditions remain relatively flat,” said Michael. “However, our underwriters are adept at navigating such conditions and we expect they will continue successfully identifying opportunities to support and grow our business while maintaining underwriting discipline.”

Underwriting Income

RLI achieved $34.8 million of underwriting income in the second quarter of 2015 on a 79.8 combined ratio, compared to $26.6 million of underwriting income on an 84.2 combined ratio in the same quarter for 2014. Results for 2015 include $30.1 million in favorable development in prior years’ loss reserves, compared to $22.3 million in favorable development in prior years’ loss reserves in 2014.

The following table highlights underwriting income and combined ratios by segment.

Underwriting Income (1)	Second Quarter
(in millions)	2015	2014
Casualty	$19.2	$16.5
Property	4.8	2.3
Surety	10.8	7.8
Total	$34.8	$26.6

	Second Quarter
Combined Ratio	2015	2014
Casualty	81.1	82.5
Property	88.3	95.3
Surety	62.9	69.3
Total	79.8	84.2

(1)  See discussion below of non-GAAP financial measures.

—more—

Other Income

RLI’s net investment income for the quarter fell 3.9% to $13.4 million, compared to the same period in 2014. For the six-month period ended June 30, 2015, investment income was $26.9 million versus $27.6 million for the same period in 2014. The investment portfolio’s total return was -0.8% for the quarter. The bond portfolio’s return was -1.0% in the quarter, while the equity portfolio’s return was -0.5%. Through six months, the investment portfolio’s total return was 0.1% with the bond portfolio returning 0.7% and equities returning -2.5%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $12.3 million for the quarter ($0.28 per share) compared to $55.7 million ($1.27 per share) for the same quarter in 2014.

Equity in earnings of unconsolidated investees was $6.2 million for the quarter compared to $5.9 million from the same period last year. These results are related to Maui Jim, Inc. ($5.9 million), a producer of premium sunglasses, and Prime Holdings Insurance Services, Inc. ($0.3 million), a specialty E&S insurance company. For the second quarter of 2014, equity in earnings of unconsolidated investees from Maui Jim and Prime was $5.7 million and $0.2 million, respectively. For the six-month period ended June 30, 2015, equity in earnings of unconsolidated investees was $10.4 million versus $9.3 million in 2014.

Dividend Paid in the Second Quarter 2015

On June 19, 2015, the company paid an ordinary dividend of $0.19 per share, a $0.01 increase over the prior quarter. RLI’s cumulative dividends, including this recent payment, total more than $691 million paid over the last five years.

Non-GAAP Measures

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains/(losses) and taxes related to net realized gains/(losses). Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Other News

During the second quarter, the Company’s A+ “Superior” financial strength rating was affirmed by A.M. Best for the following insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. RLI Indemnity Company’s ratings remain under review due to the pending regulatory approval of its sale and removal from the RLI Group.

At 10 a.m. central daylight time (CDT) tomorrow, July 21, 2015, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at http://edge.media-server.com/m/p/gkrkf2xo.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission; including the Form 10-K Annual Report for the year ended December 31, 2014.

RLI (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company. RLI has increased dividends for 40 consecutive years and delivered underwriting profits for 19 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

Media Contact

Aaron Jacoby, Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

Supplemental disclosure regarding the earnings impact of specific items:

	Operating Earnings Per Share
	2015	2014	2015	2014
	2nd Qtr	2nd Qtr	6 Mos.	6 Mos.
Operating Earnings Per Share	$0.77	$0.66	$1.27	$1.23

Specific items included in operating earnings per share: (1) (2)
• Favorable development in casualty prior years’ reserves	$0.29	$0.30	$0.40	$0.43
• Favorable (unfavorable) development in property prior years’ reserves	$0.04	$(0.01)	$0.04	$0.01
• Favorable development in surety prior years’ reserves	$0.09	$0.05	$0.08	$0.09
• Catastrophe impact
• 2015 storms	$(0.09)	$—	$(0.09)	$—
• 2014 and prior events	$0.02	$(0.11)	$0.02	$(0.10)

(1)  Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2)  Reserve development reflects changes from previously estimated losses.

RLI CORP.

2015 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$172,339	$168,604	2.2%	$341,342	$329,736	3.5%
Net investment income	13,431	13,982	-3.9%	26,926	27,564	-2.3%
Net realized investment gains	4,802	10,431	-54.0%	18,088	16,932	6.8%
Consolidated revenue	$190,572	193,017	-1.3%	386,356	374,232	3.2%

Loss and settlement expenses	$64,549	73,345	-12.0%	145,410	144,361	0.7%
Policy acquisition costs	59,487	55,156	7.9%	118,460	110,207	7.5%
Insurance operating expenses	13,467	13,534	-0.5%	24,998	26,067	-4.1%
Interest expense on debt	1,857	1,874	-0.9%	3,713	3,725	-0.3%
General corporate expenses	2,748	2,549	7.8%	4,992	4,747	5.2%
Total expenses	$142,108	146,458	-3.0%	297,573	289,107	2.9%

Equity in earnings of unconsolidated investees	6,186	5,864	5.5%	10,380	9,289	11.7%

Earnings before income taxes	$54,650	52,423	4.2%	99,163	94,414	5.0%
Income tax expense	17,465	16,698	4.6%	31,380	29,720	5.6%
Net earnings	$37,185	$35,725	4.1%	$67,783	$64,694	4.8%

Other comprehensive earnings (loss), net of tax	(24,932)	19,934	—	(32,527)	37,671	—

Comprehensive earnings	$12,253	$55,659	-78.0%	$35,256	$102,365	-65.6%

Operating earnings: (1)

Net earnings	$37,185	$35,725	4.1%	$67,783	$64,694	4.8%

Less: Realized investment gains, net of tax	3,122	6,780	-54.0%	11,757	11,005	6.8%

Operating earnings	$34,063	$28,945	17.7%	$56,026	$53,689	4.4%

Return on Equity:
Net earnings (trailing four quarters)				15.6%	15.8%
Comprehensive earnings (trailing four quarters)				11.7%	21.3%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000’s)	44,019	43,688		44,008	43,669

EPS from operations (1)	$0.77	$0.66	16.7%	$1.27	$1.23	3.3%
Realized gains, net of tax	0.07	0.16	-56.3%	0.27	0.25	8.0%
Net earnings per share	$0.84	$0.82	2.4%	$1.54	$1.48	4.1%

Comprehensive earnings per share	$0.28	$1.27	-78.0%	$0.80	$2.34	-65.8%

Cash dividends per share	$0.19	$0.18	5.6%	$0.37	$0.35	5.7%

Net Cash Flow provided by Operations	$47,714	$40,535	17.7%	$71,121	$38,528	84.6%

(1) See discussion above of non-GAAP financial measures.

RLI CORP.

2015 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2015	2014	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,537,365	$1,495,087	2.8%
(amortized cost - $1,515,002 at 6/30/15)
(amortized cost - $1,448,204 at 12/31/14)
Equity securities	391,152	410,642	-4.7%
(cost - $198,607 at 6/30/15)
(cost - $193,535 at 12/31/14)
Other invested assets	11,069	11,597	-4.6%
Cash and cash equivalents	37,256	46,959	-20.7%
Total investments and cash	$1,976,842	$1,964,285	0.6%

Premiums and reinsurance balances receivable	174,584	154,573	12.9%
Ceded unearned premiums	52,603	53,961	-2.5%
Reinsurance balances recoverable on unpaid losses	328,030	335,106	-2.1%
Deferred policy acquisition costs	71,575	65,123	9.9%
Property and equipment	43,407	42,549	2.0%
Investment in unconsolidated investees	71,179	60,046	18.5%
Goodwill and intangibles	72,249	72,695	-0.6%
Other assets	24,716	27,204	-9.1%
Total assets	$2,815,185	$2,775,542	1.4%

Unpaid losses and settlement expenses	$1,142,596	$1,121,040	1.9%
Unearned premiums	430,632	401,412	7.3%
Reinsurance balances payable	36,915	38,013	-2.9%
Funds held	54,055	51,481	5.0%
Income taxes - deferred	68,462	82,285	-16.8%
Bonds payable, long-term debt	149,647	149,625	0.0%
Accrued expenses	40,303	63,148	-36.2%
Other liabilities	24,677	23,476	5.1%
Total liabilities	$1,947,287	$1,930,480	0.9%
Shareholders’ equity	867,898	845,062	2.7%
Total liabilities & shareholders’ equity	$2,815,185	$2,775,542	1.4%

OTHER DATA

Common shares outstanding (in 000’s)	43,233	43,103

Book value per share	$20.07	$19.61	2.3%
Closing stock price per share	$51.39	$49.40	4.0%
Cash dividends per share - ordinary (annualized)	$0.75	$0.71	5.6%
Cash dividends per share - special	$—	$3.00	—

Statutory Surplus	$878,143	$849,297	3.4%

RLI CORP.

2015 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended June 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2015

Gross premiums written	$150,885		$64,842		$32,372		$248,099
Net premiums written	127,085		52,440		31,079		210,604
Net premiums earned	101,914		41,281		29,144		172,339
Net loss & settlement expenses	46,313	45.4%	18,427	44.6%	(191)	-0.7%	64,549	37.5%
Net operating expenses	36,400	35.7%	18,026	43.7%	18,528	63.6%	72,954	42.3%
Underwriting income	$19,201	81.1%	$4,828	88.3%	$10,807	62.9%	$34,836	79.8%

2014

Gross premiums written	$132,283		$101,735		$30,152		$264,170
Net premiums written	109,376		71,766		27,386		208,528
Net premiums earned	94,360		48,791		25,453		168,604
Net loss & settlement expenses	44,863	47.5%	28,272	57.9%	210	0.8%	73,345	43.5%
Net operating expenses	33,030	35.0%	18,226	37.4%	17,434	68.5%	68,690	40.7%
Underwriting income	$16,467	82.5%	$2,293	95.3%	$7,809	69.3%	$26,569	84.2%

		GAAP		GAAP		GAAP		GAAP
Six Months Ended June 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2015

Gross premiums written	$264,792		$112,938		$60,936		$438,666
Net premiums written	222,952		90,883		58,086		371,921
Net premiums earned	200,682		83,399		57,261		341,342
Net loss & settlement expenses	104,946	52.3%	34,453	41.3%	6,011	10.5%	145,410	42.6%
Net operating expenses	71,263	35.5%	35,942	43.1%	36,253	63.3%	143,458	42.0%
Underwriting income	$24,473	87.8%	$13,004	84.4%	$14,997	73.8%	$52,474	84.6%

2014

Gross premiums written	$244,238		$159,888		$57,442		$461,568
Net premiums written	201,024		115,425		53,670		370,119
Net premiums earned	185,337		92,109		52,290		329,736
Net loss & settlement expenses	97,482	52.6%	43,670	47.4%	3,209	6.1%	144,361	43.8%
Net operating expenses	65,310	35.2%	36,468	39.6%	34,496	66.0%	136,274	41.3%
Underwriting income	$22,545	87.8%	$11,971	87.0%	$14,585	72.1%	$49,101	85.1%